Exhibit 99.1

Unifi Elects Emma Battle to the Board of Directors

Adding over 30 years of diverse business, marketing and strategy experience to the Board

Greensboro, N.C. January 26, 2021 -- Unifi, Inc. (NYSE: UFI), one of the world's leading innovators in recycled and synthetic yarns, today announced the election of Emma Battle to the Board of Directors as of January 25, 2021.

Ms. Battle is currently President and CEO of MarketVigor, a business services company she founded in 2003, and is the President and CEO of Higher Ed Works, a nonpartisan public charity supporting public higher education in North Carolina. She has spent the past 20 years as a leader in B2B, B2C, digital and e-commerce marketing, and she has over 30 years of business experience in marketing, operations and strategy at various companies, including Hanesbrands Inc., PepsiCo, Inc., and Red Hat, Inc. Ms. Battle received her B.A. degree in Economics and Spanish from Duke University and obtained her MBA from Harvard School of Business.

Executive Chairman Al Carey stated, “We are very excited to welcome Emma to Unifi’s Board of Directors. She brings over two decades of highly relevant business and strategy experience, and her impressive track record in marketing will be a great asset to Unifi.   We believe she will provide a complementary set of perspectives to help steward our leaders and growing portfolio.”

Ms. Battle stated, “I am honored to be elected to the Board of Directors of Unifi and believe the Company has a tremendous opportunity to drive long-term growth through its innovative sustainability platform. I look forward to leveraging my past experiences to share insights with the team as they continue to execute on Unifi’s vision and operational initiatives.”

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 23 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries.  For more information about Unifi, visit www.Unifi.com.

For more information, contact:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

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